Ex. 99.1
SILVERLEAF RESORTS, INC.
1221 River Bend, Suite 120
Dallas, Texas 75247

SILVERLEAF RESORTS, INC. RECEIVES NASDAQ NOTICE OF NONCOMPLIANCE

Dallas, Texas, December 31, 2009.  Silverleaf Resorts, Inc. (NasdaqCM: SVLF) announced today that it received a notification from The NASDAQ Stock Market, LLC (“NASDAQ”) stating that it is no longer in compliance with the continued listing requirements for The NASDAQ Capital Market as a result of the closing bid price per share of the Company’s common stock being below the minimum trading price of $1.00 for thirty consecutive business days.

In accordance with applicable NASDAQ rules, the Company has a grace period of 180 calendar days (until June 28, 2010) to regain compliance with the minimum closing bid price requirement for continued listing.  In order to regain compliance, the Company’s closing bid price per share must be at or above $1.00 for at least ten consecutive business days before June 28, 2010.  At the end of the grace period, the Company may be afforded an additional grace period of 180 days if it meets the other initial listing requirements of the NASDAQ Capital Market at that time.  The Company intends to monitor the closing bid price of its common stock and will consider whether to implement any available options to regain compliance with the continued listing requirements.  On December 30, 2009, the closing bid price for Silverleaf’s common stock was $0.78 per share.

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults.  For additional information, please visit www.silverleafresorts.com.

Forward-Looking Statements

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated.  The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors.  These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2008 Annual Report on Form 10-K filed on March 10, 2009.

For more information or to visit the Company’s website, click here: http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166  x2218